Exhibit 99.1

American Rebel Holdings, Inc.: Invitation to EF Hutton Annual Global Conference

Nashville, Tennessee—(Newsfile Corp. - May 14, 2024) - American Rebel Holdings, Inc. (NASDAQ: AREB), a designer, manufacturer, and marketer of American Rebel Beer (www.americanrebelbeer.com) and branded safes, personal security and self-defense products and apparel, will be participating in the EF Hutton Annual Global Conference, which will take place on May 15, 2024 at The Plaza Hotel in New York.

Andy Ross, CEO, will be presenting on May 15th. Interested parties can register to attend here. Members of the American Rebel Holdings, Inc. management will also be holding one-on-one investor meetings throughout the day.

About American Rebel Holdings, Inc.

American Rebel - America’s Patriotic Brand is launching America’s Patriotic, God-fearing, Constitution- loving, National Anthem-singing, stand your ground beer. American Rebel Beer has signed distribution agreements with Best Brands for the state of Tennessee, Standard Beverage for the state of Kansas, and Bonbright Distributors for nine counties in Ohio. American Rebel Beer is in advanced discussions with multiple distributors to add them to their distribution network. American Rebel also designs, manufactures and markets branded safes and personal security and self-defense products and apparel, manufacturing its safes through its wholly-owned subsidiary Champion Safe Company.

About EF Hutton LLC

EF Hutton LLC is an investment bank headquartered in New York, NY, which provides strategic advisory and financing solutions to middle market and emerging growth companies. EF Hutton has a proven track record of offering superior strategic advisory to clients across the globe in any sector, with unique access to capital from the USA, Asia, Europe, UAE, and Latin America.

EF Hutton is a leader on Wall Street, having raised over $16 billion in capital across more than 270 transactions through various product types. Since 2022, by deal count, the firm has been #1 in US IPO issuance and #1 in SPAC issuance, per Bloomberg and SPAC Insider. EF Hutton is one of the most active investment banks in the middle of the market space. For more information, please visit efhutton.com.

For further information:

Brian Prenoveau

(561) 489-5315

AREB@mzgroup.us

Source: American Rebel Holdings, Inc.